Exhibit 99.1

Theriva Biologics Announces Positive Recommendation from the Independent Data Monitoring Committee of VIRAGE, the Phase 2b Clinical Trial of VCN-01 in Combination with Chemotherapy for Metastatic Pancreatic Ductal Adenocarcinoma

– The independent data monitoring committee (IDMC) recommended the continuation of VIRAGE with no safety concerns raised; VIRAGE remains on track to complete enrollment in the first half of 2024–

Rockville, MD, February 7, 2024 – Theriva™ Biologics (NYSE American: TOVX), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today announced that the Independent Data Monitoring Committee (IDMC) recommended the continuation of enrollment as planned into VIRAGE, a multinational, Phase 2b, randomized, open-label, controlled clinical trial evaluating VCN-01 in combination with standard-of-care chemotherapy (gemcitabine/nab-paclitaxel) as a first-line therapy for patients with metastatic pancreatic ductal adenocarcinoma (PDAC).

According to the IDMC's comprehensive assessment of clinical data from patients enrolled across 6 sites open in the U.S. and 9 sites open in Spain, the ongoing Phase 2b trial will continue without any changes to the protocol. No safety concerns were raised based on the evaluation of data presented at the IDMC meeting. Intravenous VCN-01 has been well tolerated and demonstrated a safety profile consistent with prior clinical trials. Importantly, no additional toxicities were observed in patients receiving a second dose of VCN-01, providing the first clinical evidence of the feasibility of repeated systemic dosing. VIRAGE remains on track to complete enrollment in the first half of 2024.

"The positive IDMC review of VCN-01 safety following repeated systemic dosing marks a significant step forward for our lead program. VCN-01 is a highly differentiated, systemic, selective, stroma-degrading oncolytic adenovirus," said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “With the IDMC’s recommendation, we will continue to drive forward the VIRAGE study and explore the potential of VCN-01 to improve outcomes in first-line metastatic PDAC patients treated with standard-of-care chemotherapy. We have shown that repeated systemic dosing of VCN-01 is feasible from a safety perspective, and can now focus on whether the repeated-dose VCN-01 regimen may lead to improved clinical outcomes for patients with PDAC and other solid cancers.”

About VIRAGE

VIRAGE is a two-arm Phase 2b open-label, randomized, controlled, multicenter clinical trial in patients with histologically confirmed, newly-diagnosed metastatic PDAC. VIRAGE is expected to enroll up to 92 adult participants at up to 25 sites across the US and Spain. In both the control and treatment arms, patients will receive gemcitabine/nab-paclitaxel standard-of-care chemotherapy over 28-day cycles. In the treatment arm only, patients will also receive systemically administered VCN-01 seven-days prior to the first and fourth cycles of gemcitabine/nab-paclitaxel treatment. Primary endpoints for the trial include overall survival and VCN-01 safety/tolerability. Additional endpoints include progression free survival, objective response rate, and measures of biodistribution, VCN-01 replication, and immune response. Since this is an open-label trial, progress will be monitored very closely and steps to accelerate the clinical program may be implemented if supported by the emerging data. More information about the trial is available on Clinicaltrials.gov (NCT05673811), through the Spanish Clinical Trials Registry and European Union Drug Regulating Authorities Clinical Trials Database (EudraCT Number: 2022-000897-24).

About VCN-01

VCN-01 is a systemically administered oncolytic adenovirus designed to selectively and aggressively replicate within tumor cells and degrade the tumor stroma that serves as a significant physical and immunosuppressive barrier to cancer treatment. This unique mode-of-action enables VCN-01 to exert multiple antitumor effects by (i) selectively infecting and lysing tumor cells; (ii) enhancing the access and perfusion of co-administered chemotherapy products; and (iii) increasing tumor immunogenicity and exposing the tumor to the patient’s immune system and co-administered immunotherapy products. Systemic administration enables VCN-01 to exert its actions on both the primary tumor and metastases. VCN-01 has been administered to over 80 patients in Phase 1 and investigator-sponsored clinical trials of different cancers, including PDAC (in combination with chemotherapy), head and neck squamous cell carcinoma (with an immune checkpoint inhibitor), ovarian cancer (with CAR-T cell therapy), colorectal cancer, and retinoblastoma (by intravitreal injection).

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company is advancing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead candidates are: (1) VCN-01, an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment; (2) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients; and (3) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Theriva Biologics’ website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding the ongoing Phase 2b trial continuing without any changes to the protocol, VIRAGE remaining on track to complete enrollment in the first half of 2024, VCN-01 continuing to be well tolerated with a safety profile consistent with prior clinical trials, exploring the potential of VCN-01 to improve outcomes in first-line metastatic PDAC patients treated with standard-of-care chemotherapy, and the VIRAGE trial enrolling 92 patients. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s and VCN’s ability to reach clinical milestones when anticipated, including completion of enrollment in Virage in the first half of 2024, generating clinical data that establishes VCN-01 being an adjunct to chemotherapy in pediatric patients with advanced retinoblastoma and combining with immunotherapy products to treat solid tumors, the Company’s ability to successfully combine and operate the business of the Theriva Biologics and VCN, the Company’s and VCN’s product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results; the ability to complete clinical trials on time and achieve the desired results and benefits, continuing clinical trial enrollment as expected; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to the Company’s and VCN’s ability to promote or commercialize their product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of the Company’s and VCN’s products, developments by competitors that render such products obsolete or non-competitive, the Company’s and VCN’s ability to maintain license agreements, the continued maintenance and growth of the Company’s and VCN’s patent estate, the ability to continue to remain well financed , and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations:

Chris Calabrese
LifeSci Advisors, LLC
ccalabrese@lifesciadvisors.com
917-680-5608

Source: Theriva Biologics, Inc.